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                                  EXHIBIT 99.1

Vancouver, BC - Sept. 17, 2002 - Destiny Media Technologies Inc. (OTCBB: DSNY) is pleased to announce that it has been granted permission to begin trading on the Third Market Segment of the Berlin Stock Exchange starting on Friday, September 20, 2002. The trading symbol on the Berlin exchange will be "DME ", and the German securities-code (Wertpapierkennnummer) will be 935 410.

Destiny's CEO, Steve Vestergaard, remarks, "We are very pleased to be approved for trading in Euros on the Berlin Stock Exchange as this will make obtaining our shares easier for European investors.

We will commence presentations in Germany and the UK this quarter to introduce Destiny to the European investment community. We believe trading in the Berlin exchange will substantially improve overall trading liquidity in our common stock."

The Geneva Group facilitated Destiny's listing on the Berlin exchange and is coordinating European investor relations.

Destiny is the developer of Clipstream (TM) , an instant play streaming technology which reaches almost three times as many viewers as competing solutions which require users to download and configure a player. A customer using a Clipstream (TM) enabled banner, email or web page saves up to 90% on bandwidth costs and 100% on infrastructure costs. Applications for Clipstream
(TM) include building television commercials and other content into portals, distance learning, security monitoring, corporate intranets, email marketing and live video broadcasting.
Other products by Destiny include MPE (TM), a digital rights management system, the Destiny Media Player (TM), an MP3 player and radio receiver and the RadioDestiny Broadcaster (TM), a live internet radio broadcast technology. Established in 1991, the company is headquartered in Vancouver, Canada.

About  Destiny

Destiny Media Technologies, Inc. (http://www.dsny.com) is a leader in developing easy-to-use tools for distributing digital media through the Internet. The company's suite of streaming and downloadable products includes: Clipstream(TM) (http://www.clipstream.com), a java-based tool which enables web pages, e-mail and banners to stream audio or video without the use of a player; MPE(TM) (http://www.destinympe.com), a complete, secure media distribution system that provides e-commerce and digital rights management directly from within an MP3-compatible multimedia file; and the RadioDestiny Broadcaster(TM) and Destiny Media Player(TM) (http://www.radiodestiny.com), which allows a user to webcast live or scripted internet radio from a computer to anyone on the Internet. Established in 1991, the company is headquartered in Vancouver, Canada.

For  more  information  contact:

Destiny  Media  Technologies,  Inc.
Steve  Vestergaard

steve@dsny.com
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President  &  CEO

Destiny  Media  Technologies,  Inc.

604-609-7736  ext.  222

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"Safe  Harbor"  statement  under the Private Securities Litigation Reform Act of
1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.